Exhibit 99.1

Destination XL Group, Inc. Reports First Quarter Financial Results

First Quarter Comparable Sales up 3.7% to Fiscal 2019; First Quarter Net Income $8.7 million, EPS $0.14 per share

CANTON, Mass., May 27, 2021 – Destination XL Group, Inc. (OTCQX: DXLG), the leading omni-channel specialty retailer of Big + Tall men’s clothing and shoes, today reported operating results for the first quarter of fiscal 2021 and provided updated guidance for the fiscal year.

First Quarter Financial Highlights

•

Total sales for the first quarter were $111.5 million, up 94.8% from $57.2 million in the first quarter of fiscal 2020 and down 1.3% from $113.0 million in the first quarter of fiscal 2019. Compared to the first quarter of fiscal 2019, comparable sales increased 3.7%.

•	Cash Flow from operations for the first three months was $7.8 million as compared to the first quarter of fiscal 2020 of $(16.8) million and the first quarter of fiscal 2019 of $(16.5) million.
•	Free Cash Flow was $7.0 million as compared to $(18.4) million in the first quarter of 2020 and $(20.2) million in the first quarter of fiscal 2019.
•

Net income for the first quarter was $8.7 million, or $0.14 per diluted share, as compared to a net loss of $(41.7) million, or $(0.82) per diluted share, in the first quarter of fiscal 2020 and a net loss of $(3.1) million, or $(0.06) per diluted share, in the first quarter of fiscal 2019.

•

Adjusted net income for the first quarter was $0.09 per diluted share as compared to an adjusted net loss of $(0.37) per diluted share in the first quarter of fiscal 2020 and an adjusted net loss of $(0.04) per diluted share, in the first quarter of fiscal 2019.

•	Adjusted EBITDA for the first quarter was $13.7 million compared to $(18.9) million in the first quarter of fiscal 2020 and $4.8 million in the first quarter of fiscal 2019.
•

At May 1, 2021, total debt, net of cash was $44.3 million as compared to $68.2 million at May 2, 2020 and $72.3 million at May 4, 2019.  Remaining availability under our credit facility was $51.1 million at May 1, 2021 as compared to $16.8 million at May 2, 2020 and $32.2 million at May 4, 2019.

Management’s Comments

“We are both fortunate and grateful that we can report to you today that we have seen an acceleration in our business and financial results for the first quarter, which exceeded our expectations,” said Harvey Kanter, President and Chief Executive Officer. “We expected that our sales performance would improve as vaccines were more widely administered and customers had a reason to shop again.  In the first quarter, our comparable sales were up 3.7% compared to fiscal 2019 and up 99.0% compared to fiscal 2020.  The surge in sales, combined with the significant operating leverage created through the cost reductions we implemented during the pandemic, create the possibility for DXL’s return to profitability in fiscal 2021.  Adjusted EBITDA for the first quarter was $13.7 million compared to $4.8 million in the first quarter of 2019 and, for the first time since 2013, we are reporting significant net income.

“I’m also pleased to report that, as a result of the sales trends we are experiencing, we are raising our guidance for 2021.  Our revised forecast remains cautiously optimistic as sales could be negatively impacted by the spread of COVID variants, prolonged restrictions and potential store closures, but we are excited to see our existing customers return and new customers experience DXL for the first time.  We are engaging with our customers in what we do best, empowering big and tall men to look good and feel good, creating memorable experiences like no one else does.  We get him, we respect him, and and we root for him. We are truly grateful and proud of what our team has accomplished over the past 18 months and the credit goes to our employees who answered the call day-in and day-out to serve and support our big and tall guys,” Mr. Kanter concluded.

First Quarter Results

In addition to referring to fiscal 2020, the following review of our first quarter results for fiscal 2021 also includes comparisons to our first quarter results for fiscal 2019.  Due to the COVID-19 pandemic and its impact on our results during the first quarter of fiscal 2020, we believe that comparisons to our results from the first quarter of fiscal 2019 are more informative.

Sales

Total sales for the first quarter of fiscal 2021 were $111.5 million, as compared to $57.2 million in the first quarter of fiscal 2020 and $113.0 million in the first quarter of fiscal 2019.

As compared to the first quarter of fiscal 2019, comparable sales for the quarter were up 3.7% driven by our direct business, which was up 40.7%, partially offset by our stores, which were down 6.7%. The increase in our direct business was principally due to our DXL.com e-commerce site, which had a sales increase of 55.8% as compared to the first quarter of fiscal 2019.

We started to see significant improvements, which exceeded our expectations, beginning in mid-March due in part to stimulus checks, the vaccine rollout, the loosening of restrictions in some parts of the country and the arrival of warm spring weather.  The conversion rate and dollars per transactions were both higher than in 2019 and, while still down as compared to fiscal 2019, we saw store traffic improve over the course of the first quarter.  Regionally, we saw the strongest sales improvement in the southeast, south central and mid-west regions, whereas stores in the northeast and west coast, where tighter restrictions were still in place, trailed approximately 800 basis points.

Sales from our wholesale business increased $0.7 million to $3.1 million for the first quarter, as compared to $2.4 million in the first quarter of 2019.

Gross Margin

For the first quarter of fiscal 2021, our gross margin rate, inclusive of occupancy costs, was 45.6% as compared to a gross margin rate of 23.1% for first quarter of fiscal 2020 and 43.7% for the first quarter of fiscal 2019.

As compared to fiscal 2019, our gross margin rate improved by 1.9%, primarily driven by a 2.2% improvement in occupancy costs, partially offset by a decrease in merchandise margins of 0.3%.  In fiscal 2020, we began working with our landlords to renegotiate our current lease agreements given the decrease in sales.  Occupancy costs for the quarter decreased $2.6 million from the first quarter of fiscal 2019.  The slight decrease in merchandise margins is primarily due to the increase in direct sales penetration and related shipping expenses.  During the first quarter of fiscal 2021, we had fewer promotions, focusing on promotional offers to targeted audiences, which were not advertised broadly.  This strategy drove significant savings in markdown dollars and an improvement in gross margin rate, and we expect to maintain this promotional posture during fiscal 2021.  Partially offsetting this improvement was the continuing increased cost of freight due to shortage of containers and vessels for overseas product, which we expect to continue in the short-term. We are also starting to see an increase in the cost of certain raw materials, particularly cotton.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the first quarter of fiscal 2021 were 33.3% as compared to 56.1% for the first quarter of fiscal 2020 and 39.5% for the first quarter of fiscal 2019.

SG&A expenses decreased by $7.5 million, or 16.7%, as compared to the first quarter of fiscal 2019.  The reduction in SG&A costs is the result of the cost reduction actions that we implemented in fiscal 2020 to not only preserve liquidity, but to lower our operating cost structure long-term.

Management views SG&A expenses through two primary cost centers:  Customer Facing Costs and Corporate Support Costs.  Customer Facing Costs, which include store payroll, marketing and other store and direct operating costs, represented 17.9% of sales in the first quarter of fiscal 2021 as compared to 22.6% of sales in the first quarter of fiscal 2019.  Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 15.4% of sales in the first quarter of fiscal 2021 compared to 16.9% of sales in the first quarter of fiscal 2019.

Impairment of Assets

During the first quarter of fiscal 2021, the Company recorded a non-cash gain of $0.8 million on the reduction of its operating lease liability in connection with its decision to close certain retail stores, which resulted in a revaluation of the lease liability. Approximately $0.7 million of the non-cash gain related to leases where the right-of-use assets had previously been impaired and was recorded as a reduction of the previously-recorded impairment and included in the Impairment of Assets line of the Consolidated Statement of Operations for the three months ended May 1, 2021.  The remainder of the non-cash gain of $0.1 million was included in occupancy costs.

Net Income (Loss)

For the first quarter of fiscal 2021, we had net income of $8.7 million, or $0.14 per diluted share, compared with a net loss of $(41.7) million, or $(0.82) per diluted share, for the first quarter of fiscal 2020 and a net loss of $(3.1) million, or $(0.06) per diluted share, for the first quarter of fiscal 2019.

On a non-GAAP basis, adjusting for asset impairment charges, CEO transition costs and a normalized tax rate of 26% for all periods, adjusted net income for the first quarter of fiscal 2021 was $0.09 per diluted share, as compared to an adjusted net loss of $(0.37) per diluted share for the first quarter of fiscal 2020 and an adjusted net loss of $(0.04) per diluted share for the first quarter of fiscal 2019.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP measure, for the first quarter of fiscal 2021 were $13.7 million, compared to $(18.9) million for the first quarter of fiscal 2020 and $4.8 million for the first quarter of fiscal 2019.

Ajusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and adjusted for asset impairment charges and CEO transition costs, if applicable.

Cash Flow

Cash flow from operations for the first three months of fiscal 2021 was $7.8 million as compared to $(16.8) million for the first three months of fiscal 2020 and $(16.5) million for the first three months of fiscal 2019.  Free cash flow was $7.0 million for the first three months of fiscal 2021 as compared to $(18.4) million for the first three months of fiscal 2020 and $(20.2) million for the first three months of fiscal 2019.  The improvement in free cash flow was primarily due to the improvement in earnings as well as faster inventory turnover.

Our capital expenditures for fiscal 2021 will be limited to maintenance capital necessary to support our business strategy and we have no new or remodeled stores planned for fiscal 2021.

	For the three months ended
(in millions)	May 1, 2021	May 2, 2020	May 4, 2019
Cash flow from operating activities (GAAP basis)	$7.8	$(16.8)	$(16.5)
Capital expenditures	(0.8)	(1.6)	(3.7)
Free Cash Flow (non-GAAP basis)	$7.0	$(18.4)	$(20.2)

Non-GAAP Measures

Adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted share and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

At the end of the first quarter of fiscal 2021, we had a cash balance of $5.8 million, total debt (which consists of our revolving credit facility and long-term FILO loan) of $50.1 million and remaining availability under our credit facility of $51.1 million.  Total debt net of cash at May 1, 2021 was $44.3 million compared to $68.2 million at May 2, 2020 and $72.3 million at May 4, 2019.

As of May 1, 2021, our inventory decreased approximately $19.9 million to $88.4 million, as compared to $108.3 million at May 2, 2020 and decreased approximately $23.9 million as compared to $112.3 million at May 4, 2019.  Since the first quarter of last year, we have been managing our inventory conservatively, narrowing our assortment while driving meaningfully greater levels of exclusivity with national brands, and at the same time working to maintain our supply chain and logistics capabilities.  At May 1, 2021, our clearance inventory decreased by approximately $3.5 million, representing 10.1% of our total inventory, as compared to 11.5% at May 2, 2020. We continue to monitor supply chain disruptions across the globe that could delay inventory receipts flow in the second half of the year.

Retail Store Information

Total retail square footage has steadily decreased since the end of fiscal 2018:

	Year End 2018		Year End 2019		Year End 2020		At May 1, 2021
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	216	1,684	228	1,729	226	1,718	222	1,691
DXL outlets	15	78	17	82	17	82	17	82
CMXL retail	66	221	50	164	46	152	42	137
CMXL outlets	30	91	28	85	22	66	20	60
Rochester Clothing	5	51	-	-	-	-	-	-
Total	332	2,125	323	2,060	311	2,018	301	1,970

We do not plan to open any new stores or rebrand any of our Casual Male XL stores during fiscal 2021. We have 155 stores that have leases with either a natural lease expiration or a kick-out option within the next two years.  This provides us an opportunity to right size our store portfolio, through ongoing lease renegotiations or lease-term expirations, to ensure that we are optimizing our store profitability and omni-channel distribution. Since the beginning of fiscal 2020, we have renegotiated approximately 115 of our store leases that we expect will deliver over $16.1 million of savings over the life of the leases, including $6.0 million of expected savings in fiscal 2021. We will continue to work with our landlords on leases where our rental obligations are not aligned with our sales.

E-Commerce Information

The Company distributes its licensed branded and private label products directly to consumers through its stores, website and third-party marketplaces. E-commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. Our direct business is a critical component of our business.  Through its growth in fiscal 2020, it played a vital role in enabling us to continue to engage with our customers during the pandemic.  We expect to see continued growth in fiscal 2021.  For the first quarter of fiscal 2021, our direct sales were $33.5 million, or 30.9% of retail segment sales, as compared to $22.9 million, or 41.4% of retail segment sales, in the first quarter of fiscal 2020 and $23.8 million, or 21.6% of retail segment sales, in the first quarter of fiscal 2019.  The increase in sales in the first quarter of fiscal 2021, as compared to fiscal 2019, is primarily driven by an increase of 55.8% in sales from our DXL website.

Financial Outlook

Based on our sales performance in the first quarter of fiscal 2021, we are increasing our guidance for fiscal 2021. While our first quarter sales outperformed our expectations, we remain cautious that the current sales trend may shift for a number of reasons, including increased spread of variants of the COVID-19 virus that may result in prolonged restrictions, store closures and reduced demand for apparel.

Our revised guidance for fiscal 2021 is as follows:

•	Sales of approximately $415.0 million to $435.0 million (an increase from our original guidance of approximately $385.0 million to $402.0 million).
•	Adjusted EBITDA of approximately $20.0 million to $30.0 million (an increase from our original guidance of approximately $11.0 million to $18.0 million).
•	Positive free cash flow (unchanged).

Conference Call

The Company will hold a conference call to review its financial results today, May 27, 2021 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (866) 680-2311. Please reference conference ID: 8648163. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted share and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income (loss), net income (loss) per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that adjusted EBITDA (calculated as earnings before interest, taxes, depreciation and amortization and adjusted for asset impairment charges and CEO transition costs, if applicable) is useful to investors in evaluating its performance and is a key metric to measure profitability and economic productivity.  The Company is unable to reconcile the adjusted EBITDA guidance for fiscal 2021 to net income (loss), because certain information necessary for the reconciliation is not available without unreasonable efforts.  It is difficult to predict and/or is dependent on future events that are outside of our control. In particular, we are unable to reasonably predict potential asset impairments, because of the ongoing impact of the COVID-19 pandemic on our retail stores.

The Company has fully reserved against its deferred tax assets and, therefore, its net loss is not reflective of earnings assuming a “normal” tax position. In addition, we have added back charges for asset impairment charges and CEO transition costs, if applicable, because it provides comparability of results without these charges.  Adjusted net income (loss) provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized effective tax rate of 26%.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth.  Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that delivers a Big + Tall shopping experience that fits -- fits his body, fits his style, fits his life.  Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores throughout the United States as well as Toronto, Canada, Casual Male XL retail and outlet stores in the United States, and an e-commerce website, DXL.com, which offers a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the OTCQX market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our updated guidance for fiscal 2021, including assumptions with respect to such guidance and expected return to profitability, sales trends given the continuing pandemic and whether demand for apparel will keep pace for fiscal 2021, our strategic initiatives for fiscal 2021, our efforts to right-size our lease structure and store portfolio, expected leverage from reduced operating costs, expected capital expenditures for fiscal 2021, and expected increases in freight costs and certain raw materials. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 19, 2021, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the COVID-19 pandemic and its impact on the Company’s results of operations, the Company’s execution of its digital and store strategy and ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended
	May 1, 2021	May 2, 2020	May 4, 2019
Sales	$111,494	$57,227	$112,973
Cost of goods sold including occupancy	60,661	44,013	63,560
Gross profit	50,833	13,214	49,413

Expenses:
Selling, general and administrative	37,118	32,112	44,611
Impairment of assets	(652)	16,335	—
CEO transition costs	—	—	702
Depreciation and amortization	4,500	5,732	6,338
Total expenses	40,966	54,179	51,651

Operating income (loss)	9,867	(40,965)	(2,238)

Interest expense, net	(1,142)	(741)	(864)

Income (loss) before provision (benefit) for income taxes	8,725	(41,706)	(3,102)
Provision (benefit) for income taxes	28	20	(21)

Net income (loss)	$8,697	$(41,726)	$(3,081)

Net income (loss) per share - basic and diluted	$0.14	$(0.82)	$(0.06)

Weighted-average number of common shares outstanding:
Basic	62,153	50,758	49,602
Diluted	63,000	50,758	49,602

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
May 1, 2021, January 30, 2021 and May 2, 2020
(In thousands)
(unaudited)

	May 1,	January 30,	May 2,
	2021	2021	2020
ASSETS

Cash and cash equivalents	$5,843	$18,997	$26,147
Inventories	88,390	85,028	108,325
Other current assets	11,052	10,105	6,901
Property and equipment, net	52,591	56,552	69,645
Operating lease right-of-use assets	130,061	134,321	165,528
Intangible assets	1,150	1,150	1,150
Other assets	598	602	609
Total assets	$289,685	$306,755	$378,305

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable	$31,639	$27,091	$31,861
Accrued expenses and other liabilities	30,261	29,934	21,024
Operating leases	168,187	179,417	213,555
Long-term debt	16,743	14,869	14,827
Borrowings under credit facility	33,371	59,521	79,532
Stockholders' equity (deficit)	9,484	(4,077)	17,506
Total liabilities and stockholders' equity (deficit)	$289,685	$306,755	$378,305

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME (LOSS)

AND ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE

(unaudited)

	For the three months ended
	May 1, 2021		May 2, 2020		May 4, 2019
	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net income (loss) (GAAP basis)	$8,697	$0.14	$(41,726)	$(0.82)	$(3,081)	$(0.06)
Adjust:
Impairment of assets	(652)		16,335		-
CEO transition costs					702
Add back actual income tax provision (benefit)	28		20		(21)
Add income tax (provision) benefit, assuming a normal tax rate of 26%	(2,099)		6,596		624

Adjusted net income (loss) (non-GAAP basis)	$5,974	$0.09	$(18,775)	$(0.37)	$(1,776)	$(0.04)

Weighted average number of common shares
outstanding on a diluted basis		63,000		50,758		49,602

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA

(unaudited)

	For the three months ended
	May 1, 2021	May 2, 2020	May 4, 2019
(in millions)
Net income (loss) (GAAP basis)	$8.7	$(41.7)	$(3.1)
Add back:
Impairment of assets	(0.7)	16.3	-
CEO transition costs	-	-	0.7
Provision (benefit) for income taxes	-	-	-
Interest expense	1.1	0.7	0.9
Depreciation and amortization	4.5	5.7	6.3
Adjusted EBITDA (non-GAAP basis)	$13.7	$(18.9)	$4.8

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(unaudited)

	For the three months ended			Projected
(in millions)	May 1, 2021	May 2, 2020	May 4, 2019	Fiscal 2021
Cash flow from operating activities (GAAP basis)	$7.8	$(16.8)	$(16.5)	> $4.3
Capital expenditures	(0.8)	(1.6)	(3.7)	$(4.3)
Free Cash Flow (non-GAAP basis)	$7.0	$(18.4)	$(20.2)	> $0.0